THE NASDAQ STOCK MARKET, INC.                                     NASDAQ

DAVID A. DON0HOE, JR.
COUNSEL



September 18, 1996

Ralph V. De Martino
De Martino, Finklestein, Rosen & Virga
1818 N Street, NW
Suite 400
Washington, DC 33480

     Re:    DeNovo Corporation
            Nasdaq Listing Qualifications Panel
            Decision NQ 1366C-96

Dear Mr. De Martino:

This is to inform you that, pursuant to the September 12, 1996 hearing before a Nasdaq Listing Qualifications Panel (the "Panel"), a determination has been made in the matter of DeNovo Corporation (the "Company") and its request for continued Listing on The Nasdaq SmallCap Market(SM) pursuant to an exception to the bid price requirement, as set forth in NASD Rule 4310(c)(04).

After a careful review of the record, the Company's submissions, and its oral representations, the Panel made the following findings. The Company recently acquired Dugent Publishing Corporation for $7 million of which $3 million was cash and $4 million was debt. The Company also recently disposed of all of its stock in an unprofitable, wholly owned subsidiary called Teleconcepts, Inc.
This transaction resulted in an increase in capital and surplus of $577,546. As a result of these two transactions, management estimates that capital and surplus and total assets will be approximately $6,014,700 and $15,612,289, respectively, as of September 30, 1996. Management further represented that the Company is now profitable and that it expects net income of approximately $500,000 per quarter for the next 12 months, and upon absorption of all merger costs, annual net income of $3 million to $5 million going forward.

There are currently approximately 15 million shares outstanding with approximately 14.6 million in the public float. The closing bid price on September 18 was $.3125/share. The Company argues that it now meets the alternative minimum bid price requirement. However, it plans to go forward with a 1 for 20 reverse split. A proxy for shareholder approval of the reverse split has already been filed with the SEC.

The Panel was of the opinion that the Company may now be in compliance with the alternative bid price requirement. The Panel was further of the opinion that the reverse split would be a positive step toward ensuring long term compliance. Despite the Company's projections of profitability, the Panel was concerned by the Company's history of losses. Accordingly, the Panel determined to grant the following exception.

The Company must make a public filing with the SEC and Nasdaq on or before September 30, 1996. The filing must contain an August 31, 1996 statement of operations and a corresponding balance sheet with pro forma adjustments to reflect any subsequent, significant events. The filing must evidence capital and surplus of $4,000,000 and compliance with all other criteria necessary for continued inclusion. The Company must also provide the Hearings Department with a copy of the proxy that has been filed with the SEC on or before September 30, 1996. In the event the Company fails to comply with any of the terms of this exception, its securities will be immediately deleted from The Nasdaq Stock Market(SM).

It is a requirement during the exception period that the Company must provide prompt notification of any significant events which occur during this time. Should there be a material change in the company's financial or operational character the Panel reserves the right to reconsider the terms of this exception. In addition, any compliance document will be subject to review by the Panel, which may at its discretion request additional information before approving the Company's compliance. At such time as the Hearings Department is in receipt of the required press release and the Panel has confirmed acceptance of the Company's compliance document(s), the company will be considered to have demonstrated compliance with the terms of its exception.

All companies operating under exceptions are required to issue a press release announcing the conditional listing on The Nasdaq SmallCap Market and are identified by a fifth character "C" appended to the company's symbol. Accordingly, effective September 20, 1996 the trading symbol of the company's securities will be changed from DNVOF to DNVFC. When the Hearings Department is in receipt of the required press release and the Panel has confirmed acceptance of the SEC document(s) which demonstrates compliance, the "C" will be removed from your symbol.

The Company should be aware that the Nasdaq Listing and Hearing Review Committee ("Review Committee") may, on its own motion, determine to review any Qualifications Panel decision within 45 calendar days after issuance of the written decision. If the Review Committee determines to review this decision it may affirm, modify, reverse, dismiss, or remand the decision to the Qualifications Panel. You will be notified immediately in the event the Review Committee determines that this matter will be called for review.

The Company may also request the Review Committee to review this decision. Your request for review should be made in writing within 15 days from the date of issuance of this decision, to: Sara Nelson Bloom, Office of General Counsel, The Nasdaq Stock Market, 1735 K Street, N.W., Washington, DC 20006, (202) 728-8478. Please be advised that the institution of a review, whether by way of your request, or on the initiative of the Review Committee, will not operate as a stay of this decision.

If you have any questions, please do not hesitate to contact me at (202) 496-
2529.

Sincerely,

/s/ David A. Donohoe, Jr.
David A. Donohoe, Jr.
Counsel
Listing Qualifications Hearings